                                                                   EXHIBIT 3.02


                          SECOND AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                               ONI SYSTEMS CORP.



                                   ARTICLE I

     The name of the corporation is ONI Systems Corp.

                                   ARTICLE II

     The address of the registered office of the corporation in the State of Delaware is 15 East North Street, City of Dover, County of Kent. The name of its registered agent at that address is Incorporating Services, Ltd.

                                  ARTICLE III

     The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

     The total number of shares of all classes of stock which the corporation has authority to issue is 710,000,000 shares, consisting of two classes:
700,000,000 shares of Common Stock, $0.0001 par value per share, and 10,000,000 shares of Preferred Stock, $0.0001 par value per share.

     The Board of Directors is authorized, subject to any limitations prescribed by the law of the State of Delaware, to provide for the issuance of the shares of Preferred Stock in one or more series, and, by filing a Certificate of Designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding). The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote, unless a vote of any other holders is required pursuant to a Certificate or Certificates establishing a series of Preferred Stock.

     Except as otherwise expressly provided in any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article IV, any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock, or any future class or series of Preferred Stock or Common Stock.

                                   ARTICLE V

     The Board of Directors of the corporation shall have the power to adopt, amend or repeal the Bylaws of the corporation.

                                   ARTICLE VI

     For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

     (A) The conduct of the affairs of the corporation shall be managed under the direction of the Board of Directors. The number of directors shall be fixed from time to time exclusively by resolution of the Board of Directors.

     (B) Notwithstanding the foregoing provision of this Article VI, each director shall hold office until such director's successor is elected and qualified, or until such director's earlier death, resignation or removal. No decrease in the authorized number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

     (C) Election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

     (D) No action shall be taken by the stockholders of the corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws of the corporation, and no action shall be taken by the stockholders by written consent.

     (E) Advance notice of stockholder nominations for the election of directors of the corporation and of business to be brought by stockholders before any meeting of stockholders of the corporation shall be given in the manner provided in the Bylaws of the corporation. Business transacted at special meetings of stockholders shall be confined to the purpose or purposes stated in the notice of meeting.

     (F) Subject to Section 6.5 of the Bylaws of the corporation, stockholders of the corporation holding at least sixty-six and two-thirds percent (66-2/3%) of the corporation's outstanding voting stock then entitled to vote at an election of directors shall have the power to adopt, amend or repeal Bylaws of the corporation.

     The affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the corporation's outstanding voting stock then entitled to vote at an election of directors, voting together as a single class, shall be required to alter, change, amend, repeal or adopt any provision inconsistent with this Article VI.


                                  ARTICLE VII

     To the fullest extent permitted by law, no director of the corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this
Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

     The affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the corporation's outstanding voting stock then entitled to vote at an election of directors, voting together as a single class, shall be required to alter, change, amend, repeal or adopt any provision inconsistent with this Article VII.